Schroder Investment Management North America Inc.
875 Third Avenue, New York, NY 10022-6225

June 30, 2006

Schroder Series Trust
875 Third Avenue (22nd Floor)
New York, New York 10022

Re:  Fee Waivers and Expense Reimbursements

Dear Ladies and Gentlemen:

This is to inform you that we hereby agree, until June 30, 2007, to reduce the compensation we are entitled to receive as investment adviser of Schroder
Strategic Bond Fund (and, if necessary, to pay other Fund expenses, other than interest, taxes, and extraordinary expenses) to the extent that the Fund's total operating expenses attributable to its Investor Shares and Advisor Shares exceed the following annual rates:

SCHRODER SERIES TRUST

                                           Investor Shares   Advisor Shares
                                           ---------------   ------------------
     Schroder Strategic Bond Fund               1.15%             1.40%

Sincerely,

Schroder Investment Management
North America Inc.

By:  /s/ Mark A. Hemenetz
    ---------------------------------
Name:  Mark A. Hemenetz
Title:  Executive Vice President